NEWS RELEASE

      FOR IMMEDIATE RELEASE                    Stock Symbol: BFSB
      July 18, 2008                            Traded on Nasdaq Global Market

      CONTACTS:
      Angelo J. Di Lorenzo                     Richard A. Kielty
      Vice Chairman and Chief Executive        President and Chief Operating
      Officer                                  Officer
                            (718) 855-8500


                    BROOKLYN FEDERAL BANCORP, INC. ANNOUNCES
                       CHIEF EXECUTIVE OFFICER SUCCESSION

     BROOKLYN, NY - July 18, 2008 - The Board of Directors of Brooklyn Federal Bancorp, Inc. (the "Company"), today announced that Angelo J. Di Lorenzo, the Vice Chairman and Chief Executive Officer, will retire as Chief Executive Officer, effective January 2, 2009. Richard A. Kielty, the Company's current President and Chief Operating Officer, has been named the Chief Executive Officer of the Company, BFS Bancorp, MHC (the "MHC") and Brooklyn Federal Savings Bank (the "Bank"), effective January 2, 2009.

     Mr. Di Lorenzo will continue to service as Vice Chairman of the Board of Directors.

     Daniel O. Reich, Chairman of the Board of Directors of the Company, the Bank and the MHC noted, "The Board of Directors reluctantly accepted Mr. Di Lorenzo's notice of retirement. We are very appreciative of the excellent service and commitment that Mr. Di Lorenzo has made in his 47 plus years with Brooklyn Federal Savings Bank. We believe and expect that he will continue to contribute to the future success of the Company in his roll as a member of the Board of Directors".

     Mr. Di Lorenzo said, "I am grateful to have had the opportunity to head this organization for the past 36 years as President and Chief Executive Officer and look forward to my continued contributions. It is time for me to retire. I do so knowing that I am comfortable with the succession plans implemented for just this inevitable event.

     The Company's President and Chief Operating Officer, Richard Kielty, has been with the Bank for over 37 years. We have worked side-by-side and I know he has the skills to lead our organization to greater heights.

     It has been a great privilege to work with the extraordinarily dedicated and talented people who make up the Brooklyn Federal family. I am honored to have been their leader over these many years, and I know they will be supportive as we move through this transitional period."

     Brooklyn Federal Bancorp, Inc. is the parent corporation of Brooklyn Federal Savings Bank, a federally chartered savings bank headquartered in Brooklyn, New York. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. The Bank operates five full-service offices, two located in Brooklyn, one in Nassau and two Suffolk Counties, New York.

     This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.